Exhibit 99.1

For Immediate Release

SWS Reports Results for Fiscal Second Quarter of 2005

Net Income Totaled $4.5 Million on Revenues of $80.5 Million

DALLAS, Feb. 8, 2005 – SWS Group, Inc. (NYSE: SWS) today reported net income of $4.5 million, or diluted earnings per share (EPS) of 26 cents, on revenues of $80.5 million for the company’s fiscal second quarter ended Dec. 31, 2004, compared with net income of $4.3 million, or diluted EPS of 25 cents, on revenues of $72 million in the prior year’s second quarter.

For the first half of fiscal 2005, SWS recorded revenues of $169.1 million, net income of $23.6 million and diluted EPS of $1.36, compared with revenues of $135.8 million, net income of $5.5 million and diluted EPS of 32 cents in the same period of the prior fiscal year.

As reported last quarter, results for the first half of the fiscal year include a non-cash, after-tax gain of $15.3 million as a result of the company’s exchanging all of its holdings of Knight Trading Group common stock (373,550 shares) to redeem all of the company’s outstanding Derivative Adjustable Ratio Securities(SM) (DARTS(SM)), which matured after the close of fiscal 2004.

Last year’s second quarter benefited from a $703,000 after-tax gain on the receipt of additional shares of U.S. Home Systems, Inc. (USHS) common stock in connection with the sale of a subsidiary of Southwest Securities Bank. Last year’s second quarter also had the benefit of a $587,000 after-tax gain on the sale of a portion of the company’s investment in Archipelago, an electronic stock exchange.

“Overall, we are pleased with our progress in the second quarter and the first six months of fiscal 2005,” said Chief Executive Officer Donald W. Hultgren. “On the brokerage side, our margin and stock lending balances were up, and we also experienced a nice increase in loan balances at the bank.”

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SWS Group Announces Second Quarter Results / 2

Hultgren said net interest revenues from securities lending activities increased 77 percent in the second quarter and 35 percent in the first half of the fiscal year as compared with the same periods in the prior year. He added that second quarter margin balances averaged $358 million, up 8.5 percent over the comparable period a year ago. Net interest revenue generated by the bank was also up 34 percent in the quarter.

The bank continued to diversify its lending base through increased commercial and consumer lending, according to Hultgren. He noted that commercial real estate lending increased 10 percent and consumer loans increased more than 100 percent from the comparable quarter a year earlier.

“The bank used approximately $47 million in excess liquidity to invest in loans in the first six months of 2005, and that resulted in increased interest revenue,” Hultgren said.

As previously reported, SWS said the departure of a significant clearing customer at the beginning of the quarter reduced clearing revenues. Commissions and trading revenues were down because of the impact of higher rates in the fixed income area. Equity revenues also decreased as a result of the previously announced closing of the Brighton, Mich., office.

Operating expenses decreased $1.1 million and $5.8 million for the three and six-month periods, respectively, as compared with results in the prior year. The company was able to achieve expense reductions as a result of decreased commissions and incentive compensation, the maturing of capital lease obligations and the expiration of operating leases for which the company either purchased or returned equipment. Operating expenses also included $553,000 in costs related to closing the Brighton office.

“We anticipated the declines in the quarter’s operating revenues,” Hultgren said, “and believe we have worked through most of the issues that caused them.”

Subsequent to the end of the quarter, SWS finalized a settlement agreement with the SEC and NYSE regarding their investigations of mutual fund trading practices at the company’s principal brokerage subsidiary. The total liability of $10 million matched the amount that SWS had already charged against earnings in the prior fiscal year in anticipation of the settlement.

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SWS Group Announces Second Quarter Results / 3

Also in January 2005, SWS finalized an agreement with CSS to forgive the $3.5 million loan SWS made to the software company in fiscal 2003. The loan would be considered an equity contribution to CSS. SWS did not participate in CSS’ January 2005 equity offering, which had the effect of decreasing the company’s ownership in CSS to 13.7 percent and will decrease SWS’ expenses in the technology area this year. SWS’ equity participation resulted in expense of $2.9 million in calendar 2004.

Hultgren noted that Southwest Securities has refocused its Equity Research Department on companies in the Southwest. “We believe this is the niche that best fits our capabilities and offers the opportunity for us to make the greatest and most efficient contribution,” he said.

Fiscal-year-to-date transactions processed by Southwest Securities, Inc. for correspondent broker/dealers totaled 7.3 million compared with 16.2 million in the prior year period. However, changes in the mix of transactions resulted in significant increases in revenue per ticket, which rose 119 percent and 60 percent for the current three and six-month periods, respectively, above levels achieved a year earlier. Book value per share was $14.90 compared with $14.93 a year ago.

SWS Group, Inc. is a Dallas-based holding company that offers a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., Southwest Securities Bank, SWS Financial Services, Inc., SWS Capital Corporation, and Southwest Insurance Agency.

This release contains forward-looking statements regarding the company’s future overall performance. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, customer margin loan activity, credit worthiness of our correspondents and customers, demand for housing, and those factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW

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SWS Group Announces Second Quarter Results / 4

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

December 31, 2004 and June 25, 2004

(In thousands, except par values and share amounts)

(Unaudited)

	Dec. 31, 2004	June 25, 2004
Assets
Cash and cash equivalents	$17,401	$88,589
Assets segregated for regulatory purposes	381,343	367,070
Marketable equity securities available for sale	2,812	7,038
Receivable from brokers, dealers and clearing organizations	3,062,420	3,107,287
Receivable from clients, net	387,073	421,799
Loans held for sale, net	114,310	79,083
Loans, net	523,064	462,957
Securities owned, at market value	145,226	136,199
Securities purchased under agreements to resell	48,433	4,909
Goodwill	8,543	8,183
Other assets	69,983	59,536

Total assets	$4,760,608	$4,742,650

Liabilities and Stockholders’ Equity
Short-term borrowings	$59,425	$—
Payable to brokers, dealers and clearing organizations	2,946,027	3,050,748
Payable to clients	678,617	691,456
Deposits	510,130	501,094
Securities sold, not yet purchased, at market value	127,294	88,957
Drafts payable	39,729	32,212
Advances from Federal Home Loan Bank	48,909	36,576
Other liabilities	90,650	82,968
Exchangeable subordinated notes	—	8,604

Total liabilities	4,500,781	4,492,615

Minority interest in consolidated subsidiaries	2,595	2,396

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 60,000,000 shares, issued 17,912,209 and outstanding 17,263,582 shares at December 31, 2004; issued 17,817,444 and outstanding 17,109,925 shares at June 25, 2004	1,791	1,781
Additional paid-in capital	247,432	245,391
Retained earnings	16,869	(2,718)
Accumulated other comprehensive income – unrealized holding gain (loss), net of tax	545	12,833
Deferred compensation, net	182	834
Treasury stock (648,627 shares at December 31, 2004 and 707,519 shares at June 25, 2004, at cost)	(9,587)	(10,482)

Total stockholders’ equity	257,232	247,639
Commitments and contingencies

Total liabilities and stockholders’ equity	$4,760,608	$4,742,650

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SWS Group Announces Second Quarter Results / 5

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

For the three and six months ended December 31, 2004 and 2003

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended Dec. 31, 2004	Three Months Ended Dec. 31, 2003	Six Months Ended Dec. 31, 2004	Six Months Ended Dec. 31, 2003
Net revenues from clearing operations	$3,724	$5,009	$7,391	$10,285
Commissions	24,304	26,469	43,529	48,327
Interest	38,167	23,739	65,519	48,142
Investment banking, advisory and administrative fees	6,459	5,902	13,306	11,947
Net gains on principal transactions	3,456	6,072	25,772	9,525
Other	4,390	4,827	13,555	7,562

Total revenue	80,500	72,018	169,072	135,788

Commissions and other employee compensation	35,853	36,550	67,346	69,301
Interest	17,442	8,423	27,722	16,592
Occupancy, equipment and computer service costs	6,699	7,164	13,566	14,551
Communications	3,098	3,345	6,185	6,497
Floor brokerage and clearing organization charges	1,587	1,681	3,169	3,449
Advertising and promotional	1,093	964	1,925	1,758
Other	7,388	7,128	12,328	14,767

Total expense	73,160	65,255	132,241	126,915

Income before income tax expense and minority interest in consolidated subsidiaries	7,340	6,763	36,831	8,873
Income tax expense	2,546	2,286	12,744	2,813

Income before minority interest in consolidated subsidiaries	4,794	4,477	24,087	6,060
Minority interest in consolidated subsidiaries	(253)	(221)	(515)	(521)

Net income	4,541	4,256	23,572	5,539
Net income (loss) recognized in other comprehensive income, net of tax	327	359	(12,288)	1,252

Comprehensive income	$4,868	$4,615	$11,284	$6,791

Earnings per share – basic
Net income	$0.27	$0.25	$1.38	$0.33

Weighted average shares outstanding – basic	17,111,267	17,041,885	17,088,836	17,022,322

Earnings per share - diluted
Net income	$0.26	$0.25	$1.36	$0.32

Weighted average shares outstanding – diluted	17,366,500	17,249,984	17,270,658	17,228,830

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CONTACT:	Jim Bowman, Vice President - Corporate Communications, (214) 859-9335
jbowman@swst.com